Exhibit 99.28(d)(x)

LETTER AGREEMENT

Driehaus Mutual Funds

25 East Erie Street

Chicago, Illinois 60611

This Agreement is made as of this 2nd day of July, 2018 between DRIEHAUS MUTUAL FUNDS, a Delaware statutory trust (the “Trust”), and DRIEHAUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust and Driehaus Capital Management, Inc., the predecessor to the Adviser, have entered into an Investment Advisory Agreement dated September 25, 1996, as amended by a Letter Agreement dated September 17, 2007 (the “Advisory Agreement”), under which the Trust has agreed to retain the Adviser to render investment advisory and management services to Driehaus International Small Cap Growth Fund (the “Portfolio”);

WHEREAS, the Adviser and the Trust desire to amend the Advisory Agreement by rescinding the Letter Agreement dated September 17, 2007 and replacing it with this Agreement with respect to the compensation of the Adviser for providing services to the Portfolio.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Trust and the Adviser agree as follows:

1.

The Letter Agreement dated September 17, 2007 is hereby terminated. Effective as of the date of this Agreement, the Trust will pay the Adviser an annual fee for its services for the Portfolio, computed daily and payable on a monthly basis, at an annual rate of 1.00% of average daily net assets of the Portfolio.

2.	All the other terms and conditions of the Advisory Agreement with respect to the Portfolio shall remain in full effect.

3.

This Agreement is hereby incorporated by reference into the Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Advisory Agreement, the terms of the Advisory Agreement are controlling.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed as of the day and year first above written.

DRIEHAUS MUTUAL FUNDS

		By:	/s/ Stephen J. Kneeley
Stephen J. Kneeley President

ATTEST:	/s/ Michael P. Kailus
Michael P. Kailus
Assistant Secretary

DRIEHAUS CAPITAL MANAGEMENT LLC

		By:	/s/ Stephen J. Kneeley
Stephen J. Kneeley
President and Chief Executive Officer

ATTEST:	/s/ Michael P. Kailus
Michael P. Kailus
Assistant Secretary

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